UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2007

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 100 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On November 5, 2007, the Company entered into an agreement with Tinkers & Chance, a Texas partnership, under which Tinkers & Chance agreed to grant to the Company a worldwide, non-exclusive license to all of its current patents and patent applications, as well as patents arising from applications filed by Tinkers & Chance or its principals through November 2014, and the parties agreed to dismiss pending litigation in federal district court for the Eastern District of Texas. In the foregoing matter, Tinkers & Chance had alleged that the Company’s LeapPad, My First LeapPad, Leapster and Leapster L-MAX platforms infringed certain patents of Tinkers & Chance. Under the terms of the agreement, the Company will make payments to Tinkers & Chance totaling $7.5 million in 2008.

As a result, for the quarter ended September 30, 2007, the Company’s selling, general and administrative expenses and its net loss will each increase by $7.5 million compared to the corresponding items in the Company’s financial statements in the Company’s Form 8-K filed on November 1, 2007. With this change, the Company’s selling, general and administrative expenses for the third quarter of 2007 were $41.9 million and its net loss for the third quarter of 2007 was $10.3 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc.
(Registrant)

Date: November 7, 2007	By:	/s/ William B. Chiasson
William B. Chiasson
Chief Financial Officer